EXHIBIT 4.8











                              AMENDED AND RESTATED

                              REUTERS AMERICA INC.
                          EMPLOYEE STOCK PURCHASE PLAN



































                             EFFECTIVE JUNE 1, 1995;
                 AMENDED AND RESTATED EFFECTIVE AUGUST 23, 1999

                                     TABLE OF CONTENTS







ARTICLE                                                                     PAGE

I. Purpose of the Plan ......................................................3
IL Definitions ..............................................................4
III.Participation ...........................................................6
IV. Contributions ...........................................................7
V. Accounts .................................................................8
VI. Investment of the Fund ..................................................9
VII. Fees and Expenses ......................................................10
VIII. Vesting, Retirement or
       Termination of Employment ............................................11
IX. Designation of Beneficiary ..............................................13
X. Withdrawals ..............................................................14
XL Administration ...........................................................15
XII. Miscellaneous ..........................................................16
XIII. Amendment and Termination .............................................18

                                    ARTICLE I

                              PURPOSE OF THE PLAN


1.01 The Reuters America Inc. Employee Stock Purchase Plan has been established to provide Eligible Employees a convenient and systematic method of acquiring a proprietary interest in the Company's parent corporation, Reuters Group PLC, through the purchase and ownership of American Depositary Shares representing as of the date hereof six Ordinary Shares of 25p each in the capital of Reuters Group PLC through payroll deductions, supplemented by Company matching contributions, and to provide a mechanism for capital accumulation by such employees.

1.02 The Plan is not intended to be a plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not intended to be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

                                   ARTICLE II

                                   DEFINITIONS


                  When used herein, the following terms shall have the following meanings unless the context clearly indicates otherwise:

2.01 "Account" means the Account established and maintained by the Custodian on behalf of each Participant to record the balance of cash and ADSs, including any income or other investment return thereon, on behalf of such Participant.

2.02 "American Depositary Shares" or "ADSs" means the American Depositary Shares of Reuters Group PLC. The ADSs are evidenced by American Depositary Receipts ("ADRs") issued pursuant to a Deposit Agreement, dated as of February 18. 1998, among Reuters Group PLC, Morgan Guaranty Trust Company of New York, as Depositary, and the holders from time to time of ADRs.

2.03 "Base Pay" means the basic regular salary as paid by the Company to a Participant that is in effect for such Participant for the applicable pay period and shall be determined as of the business day that amounts are withheld from such Participant's paycheck pursuant to the terms of this Plan.

2.04 "Broker" or "Custodian" means Putnam Fiduciary Trust Company, or such other broker or custodian subsequently appointed by Reuters America Inc.

2.05 "Code" means the Internal Revenue Code of 1986, as amended.

2.06 "Committee" means the Committee as appointed by Reuters America Inc. to administer the terms of this Plan for the benefit of the Participants participating in the Plan.

2.07 "Company" means Reuters America Inc. and those of its subsidiaries and affiliates as may be designated by the Board of Directors of Reuters America Inc. from time to time as being eligible to participate in the Plan.

2.08 "Eligible Employee" means any person who on the date in question is an employee of a "Participating Company" (as such term is defined in the Rules of the Reuters Group PLC International SAYE Share Option Plan 1997) who:

                  (a) is on a US payroll, or is employed outside the US but is considered US-based for benefits purposes;

                  (b) was actively employed by a Participating Company on
                      December 31 of the year immediately preceding the date in question;

                  (c) is scheduled to work 17.5 hours or more per week;

                  (d) is not actively contributing to the Reuters Group PLC
                      International SAYE Plan 1997; and

                  (e) is not (1) a foreign national on temporary assignment in the US or (2) a person included in a unit of employees covered by a collective bargaining agreement that does not expressly provide for participation in the Plan.

2.09 "Entry Date" means the first day of each calendar quarter or such other date as set by the Committee.

2.10 "Fund" means all of the assets held by the Custodian under the terms of the Plan.

2.11 "Matching Contribution" means the Company contribution made to the Plan on behalf of a Participant on account of such Participant's contribution hereunder.

2.12 "Participant" means any Eligible Employee who participates in the Plan in accordance with its terms and conditions.

2.13 "Participation Agreement" means an enrollment form executed by an Eligible Employee under which such Eligible Employee signifies his or her desire to participate in the Plan and elects to have his or her Base Pay reduced as of each pay period and to have such amounts applied to this Plan.

2.14 "Plan" or "ESPP" means the Reuters America Inc. Employee Stock Purchase Plan as set forth in this document and as may be amended from time to time.

2.15 "Plan Year" means a calendar year.

2.16 "Purchase Period" means the period coincident with each pay period of the Company.

2.17 "Voice Response Unit" or "VRU" means the voice response unit maintained pursuant to procedures established by the Broker or Custodian.

                                   ARTICLE III

                                  PARTICIPATION


3.01 Each Eligible Employee shall be notified by the Committee of his or her eligibility to participate and shall be provided with information concerning the terms and conditions of this Plan as well as forms for enrollment. Any determination as to eligibility shall be made solely by the Committee and such determination shall be final.

3.02 Participation in the Plan is voluntary on the part of an Eligible Employee.

3.03 Each Eligible Employee who elects to participate in the Plan shall be enrolled in the Plan as of the Entry Date following such election upon the completion of a Participation Agreement authorizing payroll deductions from such Eligible Employee's paycheck.

3.04 An Eligible Employee who has elected to participate for a Purchase Period shall automatically continue to participate in the Plan for each successive Purchase Period under the same terms and conditions that were applicable under the Participation Agreement relating to the immediately preceding Purchase Period until the Eligible Employee makes an election to revise payroll deductions or terminate participation in the Plan or becomes ineligible to participate. Any such election and authorization shall continue in effect for each Purchase Period until cancelled by use of the VRU by the Eligible Employee or until the Eligible Employee becomes ineligible to participate.

3.05 Any Participant who discontinues his or her contributions hereunder shall remain a Participant until such time as he or she withdraws all funds held in his or her Account under the terms of the Plan.

                                   ARTICLE IV

                                  CONTRIBUTIONS


4.01 A Participant shall authorize after-tax payroll deductions from such Participant's paycheck in an amount equal to a minimum of 1% to a maximum of 10% (in multiples of 1%) of his or her Base Pay to a maximum of $175 per biweekly pay period (which amount shall stay in effect until changed in the sole discretion of the Board of Directors of Reuters America Inc.), which deduction shall be applied, together with the Matching Contribution, to the purchase of ADSs pursuant to the terms of this Plan.

4.02 A Participant may, at any time, either increase, decrease or stop (to any whole percentage of his or her Base Pay between 1% and 10%, inclusive) his or her contributions through payroll deduction by use of the VRU prior to the next payroll date. Such change shall be effective as of the first available Purchase Period thereafter.

4.03 The Company shall contribute, as a Matching Contribution, an amount equal to twenty (20%) percent of the payroll deduction which each Participant authorizes to be withheld from his or her Base Pay. Each Matching Contribution shall be contributed by the Company and allocated to the Account of a Participant at the same time that the Participant's contribution is paid to the Plan.

4.04 The amount of the Matching Contribution may be changed at any time in the sole discretion of the Board of Directors of the Reuters America Inc., provided that such change shall not apply until the first full Purchase Period after Participants have been notified of the change by the Committee.

4.05 All payroll deductions made pursuant to the Plan shall be transmitted by the Company to the Custodian as soon as administratively practicable following a Purchase Period. Such amounts shall be credited to a Participant's Account under the Plan and shall be applied by the Broker to purchase ADSs for each Participant's Account.

                                    ARTICLE V

                                    ACCOUNTS


5.01 The Committee shall establish and maintain a separate Account for each Participant in the Plan. The records of such Account shall identify all Participant contributions and Matching Contributions allocated to such Participant's Account, and all income, loss, dividends or other investment return or capital gain or loss incurred by the Fund on behalf of such Participant in each Plan Year. Such records will include all funds received, the price and number of full and fractional shares credited, and any dividends received. The Broker will keep a record of all Participants. Periodically, but not less frequently than quarterly, the Broker shall send to each Participant a statement of such Participant's Account under the Plan.

5.02 The Broker will hold and act as custodian of ADSs purchased and any other assets maintained pursuant to the Plan. Absent instructions to the contrary from a Participant, ADRs for ADSs purchased will not be delivered by the Broker to a Participant.

                                   ARTICLE VI

                             INVESTMENT OF THE FUND


6.01 A Fund shall be established by the Custodian and all contributions including Participant's contributions, Matching Contributions and cash dividends shall be paid into the Fund. All investment earnings shall accrue to the Participants according to the provisions of Article V.

6.02 All contributions to the Fund, including Matching Contributions, shall be invested as provided in this Article VI by the Broker as soon as practicable following the receipt of such contributions.

6.03 The Broker shall purchase ADSs for the Participants' Accounts in transactions on the NASDAQ/NMS at the market prices available thereon.

6.04 All ADSs purchased under the Plan will be retained by the Custodian and will be credited to the Account of each Participant in proportion to the funds credited to such Account.

6.05 Cash dividends paid on ADSs credited to an Account shall be automatically reinvested in additional ADSs at no charge to the Participant who has been credited with such cash dividends. Cash dividends will be paid directly to any Participant if such Participant has instructed the Broker to have the ADSs registered in his or her name.

6.06 Except as otherwise provided in Section 6.05, the Broker shall apply cash dividends received and credited to Participant Accounts towards the purchase of ADSs by aggregating such amounts with any payroll deductions and Matching Contributions already deposited in a Participant's Account, and purchasing ADSs as provided in this Plan.

6.07 Upon request of the Broker, a certificate will be issued to the Participant for any full ADSs held in such Participant's Account. Also, if requested, fractional ADSs credited to a Participant's Account, if any, shall be aggregated with other Participants' fractional ADSs into whole ADSs and sold by the Broker in transactions on the NASDAQ/NMS and the proceeds of such sale will be paid to the Participant in cash.

6.08 A Participant may sell some or all of the ADSs held in such Participant's Account, from time to time, through the Broker, in which case the Broker will be acting as the Participant's broker solely on his or her behalf. The Company assumes no responsibility in connection with such transactions, and all commissions, servicing fees, charges or other expenses of such sales shall be borne directly by the Participant as provided in the Plan.

                                   ARTICLE VII

                                FEES AND EXPENSES


7.01 The Company shall pay brokerage commissions, fees and service charges incurred for purchases of ADSs made under the Plan.

7.02 All commissions, fees, service charges and expenses in connection with sales of whole or fractional ADSs not made through the Plan will be paid directly by the Participant in connection with such transactions. In addition, any commissions, fees, service charges or expenses charged by the Broker in connection with a Participant's request to have certificates representing ADSs registered in the Participant's name or if ADSs are sold while he or she is a Participant under the Plan shall be charged directly to the Participant.

7.03 Upon a Participant's withdrawal from the Plan upon termination of employment, if the Participant's Account is maintained thereafter as an individual account with the Broker, all commissions, fees, service charges and expenses relating to such account will be the direct responsibility of the former Participant or his or her beneficiary.

7.04 No interest shall accrue on any cash held in a Participant's Account.

                                  ARTICLE VIII

                VESTING, RETIREMENT OR TERMINATION OF EMPLOYMENT


8.01 A Participant shall be fully vested at all times in the amounts accumulated in his or her Account.

8.02 Upon termination of employment, a Participant shall be required to withdraw all ADSs or other amounts accumulated in his or her Account under the Plan and shall direct the Broker as to whether ADSs shall be converted to the individual's name and maintained in an individual account outside the Plan or whether such ADSs shall be sold and the proceeds distributed in cash.

8.03 If the Participant elects to receive the value of his Account in cash, the amount payable shall be determined by the Broker, and shall be based upon the proceeds of the sale of such Participant's ADSs at the market price obtainable in transactions on the NASDAQ/NMS less any applicable commissions, fees and service charges. The Broker shall take such action as soon as practicable after receipt of notification from the Participant. The amount thus determined shall be paid in a lump sum to the Participant.

8.04 Upon payment of the entire balance of the Participant's Account to the Participant by delivery of ADRs or cash, such Account shall be cancelled.

8.05 A Participant who dies or whose employment is terminated for any reason (whether voluntarily or involuntarily, and with or without cause) shall immediately cease to be a Participant, whereupon the amounts deducted from his or her pay which have not been applied pursuant to the terms of this Plan shall be returned to the Participant or to his or her beneficiary or estate, as applicable, without interest.

8.06 Upon the death of a Participant, in the event there is a surviving beneficiary as provided in Article IX, the Committee shall direct the Broker to transfer such Participant's Account to an individual account for the benefit of such beneficiary. Upon notification by the Committee of such transfer, the beneficiary shall direct the Broker as to all matters concerning such individual account and all commissions, fees, service charges and expenses relating to such account shall be borne by the beneficiary thereafter.

8.07 Upon the death of a Participant, in the event there is either no beneficiary designated or no surviving beneficiary, the Committee shall direct the Broker to liquidate such Participant's Account and to distribute the proceeds, less any applicable commissions, fees, service charges and expenses, to the Participant's estate as soon as administratively possible.

8.08 If within ninety (90) days after termination of employment a Participant shall not have notified the Broker of his election as set forth herein, the Committee shall direct the Broker to have Morgan Guaranty Trust Company of New York, as Depositary, deliver ADRs registered in the name of such Participant to such Participant's last known address.

                                   ARTICLE IX

                           DESIGNATION OF BENEFICIARY


9.01 A Participant shall, by written notice to the Committee, designate a person or persons to receive the benefit payable on his or her death under the Plan. A Participant may, by written notice to the Committee during employment, alter or revoke such designation from time to time, subject always to the provisions of any law governing the designation of beneficiaries from time to time in force which may apply to such individual. Such written notice shall be in such form and shall be executed in such manner as the Committee in its discretion may from time to time determine.

9.02 If on the death of a Participant, there shall be no designated beneficiary, or if the person designated by the Participant as his or her beneficiary should not be living, any benefit that may be payable on or after his or her death shall be paid to the individual's estate.

                                    ARTICLE X

                                   WITHDRAWALS


10.01 At any time in each Plan Year a Participant may withdraw from participation in the Plan by use of the VRU of the Broker by electing to cease contributions thereafter and requesting a full liquidation of the ADSs in his Account, and such Participant's participation therein shall cease. Unless the Participant elects otherwise, ADRs evidencing full ADSs credited to such Participant's Account shall be registered in the name of the Participant, at the Participant's expense. The Broker shall, in accordance with VRU instructions from the Participant, (i) send such ADRs to the Participant, (ii) retain such ADRs in an individual account for the benefit of the Participant, in which case the Participant shall bear all expenses after such withdrawal from the Plan, or
(iii) sell the ADSs evidenced by such ADRs and send the Participant the resulting proceeds, less commissions, fees, service charges, expenses and other charges.

                                   ARTICLE XI

                                 ADMINISTRATION


11.01 The Plan shall be administered by a Committee appointed by Reuters America Inc. Such Committee shall consist of such members as shall be determined by the Board of Directors of Reuters America Inc. and confirmed to the Custodian. Reuters America Inc. shall advise the Custodian of any changes in the membership of the Committee.

11.02 The Committee shall establish rules for the administration of the Plan, and shall advise the Custodian on matters of interpretation of the terms of the Plan.

11.03 The Committee shall furnish an explanation in writing to each Participant of the terms and conditions of the Plan and amendments thereto together with an explanation of the rights and duties of such Participant under the terms and conditions of the Plan.

11.04 The Committee shall take such action as shall be necessary to ensure that the Plan complies with all applicable federal and state regulations, including federal and state securities laws.

                                   ARTICLE XII

                                  MISCELLANEOUS


12.01 A Participant shall direct the Custodian as to how to vote the full ADSs credited to his Account. The aggregate number of remaining ADSs representing fractional ADSs under all Participants' Accounts shall be voted by the Committee in its sole discretion.

12.02 A Participant's right to purchase ADSs under the Plan are exercisable, during his or her lifetime, only by such individual and may not be pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to pledge, assign or transfer such rights shall be void and shall automatically cause any purchase rights held by the Participant to be terminated. In such event, the Committee shall direct the Broker to have Morgan Guaranty Trust Company of New York, as Depositary, deliver ADRs registered in the name of such Participant to such Participant's last known address and/or may refund in cash, without interest, all amounts credited to the Account of such Participant.

12.03 ADSs may be registered in the name of the Participant, or, if he or she so designates, in his or her name jointly with his or her spouse, with a right of survivorship.

12.04 The Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon such Participant under the Plan.

12.05 The Company shall withhold from amounts to be paid to the Participant as wages, any applicable Federal, state or local withholding or other taxes which it is from time to time required by law to withhold on account of Matching Contributions.

12.06 The Company may direct the Broker to delay the delivery of any ADR registered in the name of a Participant or beneficiary if it determines that listing, registration or qualification of the ADSs evidenced thereby upon NASDAQ/NMS or any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of ADSs under the Plan, until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

12.07 The Broker shall be an "agent independent of the issuer" within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and neither Reuters America Inc. nor any of its subsidiaries or affiliates shall (subject to the provisions in paragraph (a)(6)(ii) thereof) exercise any direct or indirect control or influence over the times when, or the prices at which, the Broker may purchase ADSs for the Plan, the amounts of ADSs to be purchased, the manner in which the ADSs are to be purchased, or the selection of a broker or dealer other than the Broker itself through which purchases may be executed.


12.08 The Plan shall be governed by, and construed in accordance with, the laws of the

State of New York and without regard to the conflict of laws principles of such state.

                                  ARTICLE XIII

                            AMENDMENT AND TERMINATION


13.01 The Board of Directors of Reuters America Inc. may at any time terminate or amend the Plan in any respect in its sole discretion.

13.02 The Plan and all rights of Participants to purchase any ADSs hereunder shall terminate at the earlier of the conclusion of the last Purchase Period authorized herein, or as otherwise determined by and at the discretion of the Company.

13.03 Upon termination of the Plan, ADRs shall be delivered to Participants, and cash, if any, remaining in the Accounts of the Participants, shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.

13.04 Upon termination of the Plan, the Participant may elect that the balance of his Account be paid to him or her in accordance with the provisions set forth herein or as otherwise provided by the Committee.

13.05 No amendments to this Plan which affects the responsibilities or duties of the Broker shall be effective without the agreement and approval of the Broker.